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Exhibit 1.1

         [CONFORMED COPY]

SBS Broadcasting S.A.

STATUTS COORDONNES

Société Anonyme
SBS Broadcasting S.A.
Luxembourg
R.C. Luxembourg B 31.996

STATUTS COORDONNES
au 17 décembre 2002

tels qu'ils résultent des actes suivants reçus par:

Maître Frank BADEN, notaire de résidence à Luxembourg:

le	24	octobre	1989	(Constitution) publié au Mémorial, Recueil Spécial C, numéro 88 du 20 mars 1990
le	27	mars	1990	publié au Mémorial, Recueil Spécial C, numéro 368 du 10 octobre 1990
le	6	septembre	1991	publié au Mémorial, Recueil Spécial C, numéro 96 du 20 mars 1992
le	29	octobre	1991	publié au Mémorial, Recueil Spécial C, numéro 160 du 23 avril 1992
le	12	décembre	1991	publié au Mémorial, Recueil Spécial C, numéro 234 du 2 juin 1992
le	9	avril	1992	publié au Mémorial, Recueil Spécial C, numéro 412 du 19 septembre 1992
le	17	juillet	1992	publié au Mémorial, Recueil Spécial C, numéro 542 du 24 novembre 1992
le	11	août	1992	publié au Mémorial, Recueil Spécial C, numéro 589 du 12 décembre 1992
le	31	décembre	1992	publié au Mémorial, Recueil Spécial C, numéro 174 du 22 avril 1993
le	8	mars	1993	publié au Mémorial, Recueil Spécial C, numéro 262 du 2 juin 1993
le	16	mars	1993	publié au Mémorial, Recueil Spécial C, numéro 275 du 8 juin 1993
le	21	avril	1993	publié au Mémorial, Recueil Spécial C, numéro 333 du 20 juillet 1993
le	12	août	1993	publié au Mémorial, Recueil Spécial C, numéro 498 du 22 octobre 1993
le	22	octobre	1993	publié au Mémorial, Recueil Spécial C, numéro 599 du 16 décembre 1993
Maître André SCHWACHTGEN, notaire de résidence à Luxembourg, en remplacement de Maître Frank BADEN, notaire de résidence à Luxembourg:
le	19	novembre	1993	publié au Mémorial, Recueil Spécial C, numéro 36 du 28 janvier 1994
le	19	novembre	1993	publié au Mémorial, Recueil Spécial C, numéro 36 du 28 janvier 1994
Maître Frank BADEN, notaire de résidence à Luxembourg:
le	9	février	1994	publié au Mémorial, Recueil Spécial C, numéro 226 du 9 juin 1994
le	22	février	1994	publié au Mémorial, Recueil Spécial C, numéro 237 du 16 juin 1994

le	28	septembre	1994	publié au Mémorial, Recueil Spécial C, numéro 15 du 11 janvier 1995
le	5	avril	1995	publié au Mémorial, Recueil Spécial C, numéro 351 du 29 juillet 1995
le	29	novembre	1995	publié au Mémorial, Recueil Spécial C, numéro 92 du 22 février 1996
le	11	septembre	1996	publié au Mémorial, Recueil Spécial C, numéro 607 du 23 novembre 1996
le	6	décembre	1996	publié au Mémorial, Recueil Spécial C, numéro 85 du 22 février 1997
le	24	juin	1997	publié au Mémorial, Recueil Spécial C, numéro 554 du 8 octobre 1997
le	12	décembre	1997	publié au Mémorial, Recueil Spécial C, numéro 265 du 22 avril 1998
le	27	janvier	1998	publié au Mémorial, Recueil Spécial C, numéro 357 du 16 mai 1998
le	30	mars	1998	publié au Mémorial, Recueil Spécial C, numéro 476 du 30 juin 1998
le	2	septembre	1998	publié au Mémorial, Recueil Spécial C, numéro 839 du 18 novembre 1998
le	20	novembre	1998	publié au Mémorial, Recueil Spécial C, numéro 95 du 17 février 1999
le	11	mars	1999	publié au Mémorial, Recueil Spécial C, numéro 429 du 9 juin 1999
le	1er	juillet	1999	publié au Mémorial, Recueil Spécial C, numéro 758 du 13 octobre 1999
le	6	août	1999	publié au Mémorial, Recueil Spécial C, numéro 839 du 11 novembre 1999
le	4	octobre	1999	publié au Mémorial, Recueil Spécial C, numéro 951 du 13 décembre 1999
le	9	décembre	1999	publié au Mémorial, Recueil Spécial C, numéro 139 du 11 février 2000
le	1er	février	1999	publié au Mémorial, Recueil Spécial C, numéro 359 du 19 mai 2000
le	7	mars	2000	publié au Mémorial, Recueil Spécial C, numéro 466 du ler juillet 2000
le	26	juillet	2000	publié au Mémorial, Recueil Spécial C, numéro 40 du 22 janvier 2001
le	26	juillet	2000	publié au Mémorial, Recueil Spécial C, numéro 40 du 22 janvier 2001
le	1er	août	2000	publié au Mémorial, Recueil Spécial C, numéro 40 du 22 janvier 2001
le	4	août	2000	publié au Mémorial, Recueil Spécial C, numéro 40 du 22 janvier 2001
le	2	octobre	2000	publié au Mémorial, Recueil des Sociétés et Associations, numéro 230 du 29 mars 2001
le	1er	décembre	2000	publié au Mémorial, Recueil des Sociétés et Associations, numéro 549 du 19 juillet 2001
le	12	avril	2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1023 du 16 novembre 2001
le	25	mai	2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1155 du 13 décembre 2001
le	27	juillet	2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 86 du 16 janvier 2002

le	2	août	2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 98 du 18 janvier 2002
le	12	novembre	2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 397 du 12 mars 2002
le	4	décembre	2001	publié au Mémorial, Recueil des Sociétés et Associations, numéro 397 du 12 mars 2002
le	30	avril	2002	publié au Mémorial, Recueil des Sociétés et Associations, numéro 1142 du 29 juillet 2002
le	6	décembre	2002	non encore publié
le	17	décembre	2002	non encore publié

Art. 1.

        There is hereby established among the subscribers and all those who may become owners of the shares hereafter issued; a Corporation in the form of a société anonyme, under the name of "SBS Broadcasting S.A.".

Art. 2.

        The Corporation is established for an unlimited duration.

Art. 3.

        The purpose of the Corporation is to advise on, operate and develop all activities in connection with the realisation of media projects in the fields of printed and audio-visual media, in particular television broadcasting. It may produce radio and television programmes and carry out all ancillary services directly or indirectly related to its purpose or which it believes useful for the development of its business.

        The further purpose of the Company is the holding of participation, in any form whatsoever, in Luxembourg companies and companies incorporated outside of Luxembourg and any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, control and development of its portfolio. The Company may further guarantee, grant loans or otherwise assist the companies in which it holds a direct or indirect participation or which form part of the same group of companies as the Company. The Company may carry out any commercial, industrial or financial activities which it may deem useful in accomplishment of its purpose.

Art. 4.

        The registered office of the Corporation is established in Luxembourg. Branches or other offices may be established either in Luxembourg or abroad by resolution of the board of directors. In the event that the board of directors determines that extraordinary political, economic or social developments have occurred or are imminent, that would interfere with the normal activities of the Corporation at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Corporation which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg corporation.

Art. 5.

        The subscribed capital is set at fifty seven million two hundred and forty six thousand two hundred and forty euros (EUR 57,246,240.-) to consist of twenty eight million six hundred and twenty three thousand one hundred and twenty (28,623,120) shares of a par value of two euro (EUR 2.-)per share, which have been entirely paid in.

        The authorised capital is set at one hundred and fifty million euros (150,000,000.-) consisting of seventy-five million (75,000,000) shares, each share having a par value of two euros (EUR 2.-) each.

        During the period of five years from the date of the minutes of the Extraordinary General Meeting of 6 December 2002, the directors be and are hereby authorised to issue shares and to grant options to subscribe for shares, to such persons and on such terms as they shall see fit and specifically to proceed to such issue without reserving for the then existing shareholders a preferential right to subscribe to the shares issued.

        The subscribed and the authorised capital of the corporation may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these Articles of Incorporation.

        The corporation may, to the extent and under the terms permitted by law, redeem its own shares.

Art. 6.

        The shares of the Corporation shall be in registered form only.

        Share certificates will be issued for Common Shares in such denominations as the board shall prescribe.

        The share certificates shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the board.

        The forms of share certificates may differ with respect to the Common Shares entered in the various official registers of shareholders (each to be referred to herein as a "Register", collectively referred to as the "Registers"). The share certificate shall be signed manually or by facsimile by two directors of the Corporation.

        All Common Shares in the Corporation shall be registered in the Registers which shall be kept by the persons designated for such purpose by the Corporation, and such Registers shall contain the name of each holder of Common Shares, his residence and/or elected domicile, the number of Common Shares held by him and the amount paid on each Common Share. Every transfer or devolution of Common Shares shall be entered into the Registers, and every such entry shall be signed by one or more officers of the Corporation or by one or more persons designated by the board.

        The Corporation may appoint Registrars in different jurisdictions who will each maintain a separate Register for the Common Shares entered therein, and the holders of Common Shares may elect to be entered in one of the Registers and to be transferred from time to time from one Register to another Register. The board may, however, restrict the ability to transfer Common Shares that are registered, listed, quoted, dealt in, or placed in certain jurisdictions.

        The transfer to the Register kept at the registered office in Luxembourg may always be requested.

        Upon any transfer of Common Shares, new certificates in respect of Common Shares transferred and retained shall be issued, in each case without charge.

        Transfers of Common Shares shall be effected upon delivery of the certificate or certificates representing such Common Shares to the Registrar together with (i) a stock power or other instrument of transfer, (ii) a written declaration of transfer inscribed in the Register, dated and signed by the transferor and the transferee, or by persons holding suitable powers of attorney to act therefor, or (iii) if present on the certificate, the form of endorsement duly completed and executed. In each of the three foregoing cases, the evidence of transfer presented with the certificate or certificates shall be in such form and with such evidence of authority as shall be satisfactory to the Corporation.

        Except as provided in this Article 6, the Corporation may consider the person, firm or entity (each a "Person") in whose name the Common Shares are registered in the Register as the full owner of such Common Shares. The Corporation shall be completely free from any responsibility to third parties in dealing with such Common Shares and shall be justified in considering any right, interest or claims of such third parties in or upon such Common Shares to be non-existent, subject, however, to any right which such third party might have to demand either the registration or a change in registration of Common Shares.

        In the event that a holder of Common Shares does not provide an address to which all notices or announcements from the Corporation may be sent, the Corporation shall issue a notice to this effect to be entered into the Register, and such holder's address will be deemed to be the registered office of the Corporation or such other address as may be so entered by the Corporation from time to time, until a different address shall be provided to the Corporation by such holder. The holder may, at any time, change his address as entered in the Register(s) of Shareholders by means of written notification to the Registrar.

        Lost, stolen or mutilated share certificates will be replaced by the Registrar who issued the share certificates in the first place upon delivery of such evidence, undertakings and indemnities as may be deemed satisfactory to the Corporation, provided that mutilated share certificates shall be delivered before new share certificates are issued.

        No Person, except for shareholders as of February, 25, 1993, may, without obtaining the approval of the board of directors, own more than 20% of the Corporation's share capital or voting power at any time (the "Share Ownership Limit"). The board of directors may condition its approval on the satisfaction of such conditions as it determines to be appropriate.

        A Person who owns more than 20% of the Corporation's share capital or votes at any time who has not obtained the approval of the board of directors cannot be registered or otherwise accepted as a shareholder, and such Person shall have no voting rights, rights to dividends or distributions, or any other rights as a shareholder, for such portion of such Person's shareholding that exceeds 20%. The board of directors may approve the ownership by a Person of more than 20% of the Corporation's share capital or votes (i) if such Person has, prior to purchasing more than 20% of the Corporation's share capital or votes, requested and obtained the approval by the board of directors to own more than the Share Ownership Limit, (ii) if such Person has made a legally binding and irrevocable bona fide offer to all other shareholders of the Corporation to purchase all the Common Shares and votes in the Corporation at a price deemed favorable by the board of directors, in its discretion or (iii) in such other circumstances as may be determined by the board of directors.

Art. 7.

        Any regularly constituted meeting of shareholders of the Corporation shall represent the entire body of shareholders of the Corporation. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Corporation.

Art. 8.

        The annual general meeting of shareholders shall be held in Luxembourg at the registered office place of the Corporation or such other place in Luxembourg as may be specified in the notice of the meeting on the first Friday in December at 9.00am.

        If such day is a legal holiday, the annual general meeting shall be held on the next following business day. The annual general meeting may be held abroad if in the absolute and final judgement of the board of directors, exceptional circumstances so require.

        Other meetings of shareholders may be held at such place and time as may be specified in the respective notices of meeting.

        Notice of any general meeting shall be sent by first class mail, postage prepaid at least twenty days prior to such meeting. The quorum required by law shall govern conduct of the meeting of shareholders of the Corporation.

        Each share is entitled to one vote. A shareholder may act at any meeting of shareholders by appointing another person as his proxy in writing, by cable, telegram, telex or telefax, provided the written proxy is deposited with the Corporation at its registered office in Luxembourg or with any director of the Corporation, at least five days before the meeting.

        Except as otherwise required by law, resolution at a meeting of shareholders duly convened will be passed by a simple majority of those present and voting.

        The board of directors may determine all other conditions that must be fulfilled by shareholders for them to take part in any meeting of shareholders.

        The board of directors shall call a general meeting within one (1) month after receipt of written demand therefore by shareholders representing one fifth of the outstanding shares entitled to vote at such meeting.

Art. 9.

        The Corporation shall be managed by a board composed of members who need not be shareholders of the Corporation.

        The Board shall be composed of at least five (5) persons and shall be elected by a simple majority vote of the outstanding Common Shares for a term not exceeding six (6) years, until successors are elected; provided however, that any director or directors may be removed with or without cause by the votes of the holders of more than fifty percent (50%) of the shares present or represented at a general meeting.

        To be considered for election, the names of candidates for nomination to the board, together with written acceptance of the nomination by the proposed candidates, shall be deposited at the registered office of the Corporation or with the Chairman of the Corporation at least one month before the date set for the general meeting at which the directors shall be elected. No such deposit shall be required for the re-election of directors in office at the time of the general meeting.

        In the event of a vacancy in the office of a director due to death, retirement, resignation or dismissal, the remaining members of the board can appoint a person to fill such vacancy until the next general meeting of shareholders, which shall confirm or reject such appointment.

Art. 10.

        The board of directors shall choose from among its members a chairman, and may choose from among its members a vice-chairman. It may also choose a secretary, who need not be a director, who shall be responsible for keeping the minutes of the meetings of the board of directors and of the shareholders.

        The board of directors shall meet upon call by the chairman, or two directors, at the place indicated in the notice of meeting. The notice must be given to directors seven days in advance of the meeting, except in case of emergency.

        The chairman shall preside at all meetings of shareholders of the board of directors, but in his absence, the shareholders or the board of directors may appoint another director as chairman pro tempore by vote of the majority present at any such meeting.

        The board of directors can deliberate or act validly only if at least a majority of the directors is present or represented at a meeting of the board of directors. Decisions shall be taken by a majority of votes of the directors present or represented at such meeting.

        Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the directors' meetings.

        Any director may participate in any meeting of the board of directors by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

        A meeting of the board of directors can be held by conference call or video conference or any similar communications allowing all the persons taking part in the meeting to hear one another.

        No transaction between the corporation and another party in which a director or officer is an employee, officer or director will be invalidated solely for that reason. Any director or officer who has a personal interest in a transaction must disclose such interest and abstain from voting on the transaction.

Art. 11.

        The minutes of any meeting of the board of directors shall be signed by the chairman or, in his absence, by the vice-chairman, or by two directors.

        Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise shall be signed by the chairman, a vice chairman, the secretary of the board of directors or by any two directors.

Art. 12.

        The board of directors is vested with the broadest powers to perform all acts of administration and disposition in the Corporation's interests. All powers not expressly reserved by law or by these Articles of Incorporation to the general meeting of shareholders fall within the competence of the board of directors.

        The board of directors must close the registers or set a record date no more than sixty days in advance of distributing a dividend, giving notice of a meeting or taking certain other actions for which the shareholders of record must be determined.

Art. 13.

        The Corporation will be bound by the joint signatures of two directors or the sole signature of the Chairman or a Vice Chairman of the Board of Directors. The Corporation will also be bound by the sole signature of any person to whom such signatory power shall be delegated by the board of directors.

Art. 14.

        The operations of the Corporation shall be supervised by one or several statutory auditors, who need not be shareholders of the Corporation. The general meeting of shareholders shall appoint the statutory auditors, and shall determine their number, remuneration and term of office which may not exceed six years.

Art. 15.

        The accounting year of the Corporation shall begin on January first of each year and shall terminate on December 31st.

Art 16.

        From the annual net profits of the Corporation, five per cent (5%) shall be allocated to the reserve required by law. This allocation shall cease to, be required as soon and so long as such reserve amounts to, ten per cent (10%) of the subscribed capital of the Corporation as stated in article 5 hereof or as increased or reduced from time to time as provided in article 5 hereof.

        The general meeting of shareholders, upon recommendation of the board of directors, will determine how the remainder of the annual net profits will be disposed of.

        Interim dividends may be distributed by observing the terms and conditions foreseen by law.

Art. 17.

        In the event of the dissolution of the Corporation for whatever reason at whatever time, the liquidation will be performed by liquidators appointed by the general meeting of shareholders (the "Liquidators"), or if no Liquidators are so appointed, by the board then in office, who will be endowed with the powers provided by articles 144 et. seg. of the Luxembourg Company Law of August 10, 1915, as amended.

        Once all debts, charges and liquidation expenses have been met, the balance will be distributed to the holders of Common Shares pro rata according to the percentage of shares outstanding held by each shareholder.

        The Liquidators shall, to the extent possible, make a distribution in kind of all the securities and other assets of the Corporation.

Art. 18.

        Subject to the exceptions and limitations listed below:

  (i)
  Every person who is, or has been, a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding in which he or she becomes involved, as a party or otherwise, by virtue of his or her being or having been such director or officer, and against amounts paid or incurred by him or her in the settlement thereof.

  (ii)
  The words "claim", "action", "suit" or "proceeding" shall apply to all actual or threatened claims, actions, suits or proceedings (civil, criminal or otherwise, including appeals), and the words "liability" or "expenses" shall include without limitation attorneys' fees, costs, judgements, amounts paid in settlement and other liabilities. No indemnification shall be provided to any director or officer:

  (i)
  Against any liability to the Corporation or its shareholders incurred by reason of wilful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office;

  (ii)
  With respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Corporation; or

  (iii)
  In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board.

          The right of indemnification herein provided shall be severable, shall not affect any other rights to, which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under applicable law.

          Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described in this Article may be advanced by the Corporation prior to final disposition of the claim upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to indemnification under this Article Eighteen.

Art. 19.

        All matters not governed by these Articles of Incorporation shall be determined in accordance with Luxembourg Company Law of August 10, 1915, as amended.

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  Exhibit 1.1